Exhibit 2.7

CLIFFORD CHANCE LLP

Conformed Copy

AB SVENSK EXPORTKREDIT

UNLIMITED PROGRAMME FOR THE CONTINUOUS

ISSUANCE OF DEBT INSTRUMENTS

DEED OF COVENANT

5 June 2009

1

THIS DEED OF COVENANT is made on 5 June 2009

BY:

(1)        AB SVENSK EXPORTKREDIT (SWEDISH EXPORT CREDIT CORPORATION) (“SEK”);

IN FAVOUR OF

(2)        THE ACCOUNT HOLDERS from time to time (the “Account Holders”) of Euroclear Bank SA/NV as operator of the Euroclear System, Clearstream Banking, société anonyme, Luxembourg and the Depositary Trust Company and any other clearing system (except for the Scandinavian Clearing Systems, as defined below) which may be specified in the relevant Final Terms or Drawdown Prospectus, as the case may be, (together the “Clearing Systems” and each a “Clearing System”); and

(3)        THE PERSONS from time to time registered as holders either of the Registered Instruments or of Scandinavian Instruments held in, as the case may be, Euroclear Sweden AB (“ESw”), Euroclear Finland (“EFi”) and VP Securities A/S (“VP”, and together with ESw and EFi, the “Scandinavian Clearing Systems”) (the “Registered Holders” and, together with the Account Holders, the “Beneficiaries”).

WHEREAS:

(A)       SEK has established a programme (the “Programme”) for the continuous issuance of debt instruments (“Instruments”). In connection with the Programme, SEK has entered into a Fiscal Agency Agreement dated 5 June 2009 with Deutsche Bank AG, London Branch as Fiscal Agent and the other parties referred to therein as the same may be amended, supplemented or replaced from time to time. In connection with each issue of Instruments in registered form issued in accordance with the Swedish Financial Instruments Accounts Act (SFS 1998: 1479), as amended (the “SFIA Act”), the Finnish Book-Entry System Act (FI 826/1991), as amended (the “FBES”) and the Danish Securities Trading Act (Consolidated Act No. 360 of 6 May 2009), as amended (the “Danish Securities Act”) (the “ESw Instruments”, the “EFi Instruments”, the “VP Instruments” respectively, and together the “Scandinavian Instruments”), SEK will enter into an ESw Agreement, an EFi Agreement and a VP Agreement (together, the “Scandinavian Agreements”) with the relevant clearing system, which will apply to the Scandinavian Instruments in place of, and in full substitution for, the Fiscal Agency Agreement (save in respect of Schedule 5 (Provisions for Meetings of Holders of Instruments) thereto).

(B)       Instruments may be issued:

(i)         in accordance with Regulation S and which are not issued as part of a series which is also offered in accordance with Rule 144A, in either bearer form (the

“Bearer Instruments”) or, in registered form (the “International Registered Instruments”); or

(ii)        in registered form, which are issued as part of a series which is solely or also offered in accordance with Rule 144A, in restricted and/or unrestricted global or individual instrument certificate form (the “DTC Registered Instruments”, and together with the International Registered Instruments, the “Registered Instruments”); or

(iii)       in the case of the Scandinavian Instruments, in uncertificated and dematerialised book entry form, with the legal title thereto being evidenced by book entries in the register kept by the relevant Scandinavian Clearing System and will not therefore be represented by certificates of any kind.

(C)       Each Tranche of Bearer Instruments will initially be in the form of either a Temporary Global Instrument or a Permanent Global Instrument, in each case as specified in the relevant Final Terms. Each Temporary Global Instrument will be exchangeable for a Permanent Global Instrument or, if so specified in the relevant Final Terms, for Definitive Instruments. Each Permanent Global Instrument will be exchangeable for Definitive Instruments in accordance with its terms. Registered Instruments will not be exchangeable for Bearer Instruments or the Scandinavian Instruments, and vice-versa.

Each Tranche of Registered Instruments will generally be represented by instrument certificates (“Instrument Certificates”) available for physical delivery only and/or if specific arrangements are made, by global instrument certificates.

Each Tranche of DTC Registered Instruments will be represented by global instrument certificates (“Global Instrument Certificates”), in restricted or unrestricted form, exchangeable for individual instrument certificates (“Individual Instrument Certificates”), in restricted or unrestricted form, as applicable.

The Scandinavian Instruments are issued in uncertificated and dematerialised book entry form, with the legal title thereto being evidenced by book entries in the register for such Instruments kept, on behalf of SEK, by the relevant Scandinavian Clearing System. Definitive Instruments will not be issued in respect of any Scandinavian Instruments.

References herein to a “Global Instrument” shall, as the context may require, be: (i) in the case of Bearer Instruments, to a Permanent Global Instrument certificate or a Temporary Global Instrument certificate; (ii) in the case of an International Registered Instruments, to an Instrument Certificate; and (iii) in the case of DTC Registered Instruments, to a Global Instrument Certificate. A Global Instrument will be delivered to a depositary or a common depositary or a common safekeeper or a custodian, as the case may be, for any one or more Clearing Systems for credit to such securities clearance accounts with the Clearing Systems as may be determined by the Operating Regulations (as defined below) of the Clearing Systems with their respective participants.

(D)       An Account Holder to whose securities clearance account with a Clearing System rights are credited in respect of a Global Instrument will be entitled, under and in accordance with the terms and conditions and operating procedures or management regulations (the “Operating Regulations”) of the relevant Clearing System, to instruct the relevant Clearing System to debit its securities clearance account with rights in respect of such Global Instrument and credit the same to the securities clearance accounts of other Account Holders with the same or the other Clearing System.

(E)        In certain circumstances indicated in the relevant Global Instrument, such Global Instrument will become void. In such circumstances, subject to and in accordance with the terms of this Deed of Covenant, each Relevant Account Holder will acquire against SEK all those rights (the “Direct Rights”) which such Relevant Account Holder would have acquired had, prior to such Global Instrument becoming void, Definitive Instruments, Instrument Certificates or Individual Instrument Certificates (as the case may be) been issued in its favour by SEK in exchange for its interest in the relevant Global Instrument, including, without limitation, rights to receive all payments of principal and any interest in respect of the Instruments represented by such Definitive Instruments, Instrument Certificates or Individual Instrument Certificates.

(F)        For these purposes, any reference to the “Relevant Account Holders” is to those Account Holders (other than the Clearing Systems to the extent to which they are account holders with each other for the purposes of operating the “bridge” between them) to whose securities clearance accounts Instruments represented by the Global Instrument are, at the time at which the Global Instrument becomes void, credited, and any reference to a “Relevant Account Holder” is to any one of them.

(G)       All terms and expressions which have defined meanings in the Base Prospectus shall have the same meanings in this Deed of Covenant except where the context requires otherwise or unless otherwise stated.

THIS DEED OF COVENANT WITNESSES as follows:

1.          Direct Rights

If a Global Instrument becomes void in accordance with the terms thereof, then each Relevant Account Holder shall acquire against SEK the Direct Rights applicable to such Relevant Account Holder and such Global Instrument. SEK agrees that such Direct Rights shall, by virtue of this Deed of Covenant, be acquired by such Relevant Account Holder immediately upon the relevant Global Instrument becoming void, without any need for any further action by any person.

2.          Evidence

The records of the relevant Clearing System shall, in the absence of manifest error, be conclusive as to the identity of the Relevant Account Holders and the principal amount of rights in respect of any Global Instrument credited to the securities clearance account of each Relevant Account Holder at any time. Any statement issued by a Clearing System as to its records shall, in the absence of manifest error, be conclusive evidence of the records of the relevant Clearing System for all purposes of this Deed of Covenant (but without prejudice to any other means of producing such records in evidence).

3.          Benefit of Deed of Covenant

3.1        Any Instruments issued under the Programme on or after the date of this Deed of Covenant shall have the benefit of this Deed of Covenant but shall not have the benefit of any subsequent deed of covenant relating to the Programme (unless expressly so provided in any such subsequent deed).

3.2        This Deed of Covenant shall take effect as a deed poll for the benefit of the Beneficiaries from time to time.

3.3        This Deed of Covenant shall ensure to the benefit of each Beneficiary and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed of Covenant against SEK.

3.4        SEK shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

4.          The Registered Instruments and the Scandinavian Instruments

4.1        SEK hereby constitutes the Registered Instruments and the Scandinavian Instruments and covenants in favour of each Registered Holder that it will duly perform and comply with the obligations expressed to be undertaken by it in each Instrument Certificate, in the case of Registered Instruments, and in the terms and conditions of the Instruments (the “Conditions”) in the case of the Registered Instruments and the Scandinavian Instruments (and for this purpose any reference in the Conditions to any obligation or payment under or in respect of the Instruments shall be construed to include a reference to any obligation or payment under or pursuant to this provision).

4.2        Notwithstanding that, under the SFIA Act, the FBES or the Danish Securities Act or the operating procedures, rules and regulations of the relevant Scandinavian Clearing System (together, the “Scandinavian remedies”), Registered Holders of Scandinavian Instruments may have remedies against SEK for non-payment or non-performance under the Conditions applicable to such Scandinavian Instruments, a Scandinavian Holder must first exhaust all available remedies under English law for non-payment or non-performance before any proceedings may be brought against SEK in Sweden, Finland or Denmark, as applicable, in respect of the relevant Scandinavian remedies. Notwithstanding Clause 10.4, and in this limited respect only, a Registered Holder of Scandinavian Instruments may not therefore take concurrent Proceedings in Sweden, Finland or Denmark, as the case may be.

5.          Deposit of Deed of Covenant

An original of this Deed of Covenant shall be deposited with and held by each of the Fiscal Agent, each Registrar (other than ESw, EFi or VP in the case of Scandinavian

Instruments) until the date on which all the obligations of SEK under or in respect of the Instruments (including, without limitation, its obligations under this Deed of Covenant) have been discharged in full. SEK hereby acknowledges the right of every Beneficiary to the production of this Deed of Covenant.

6.          Waiver and Remedies

No failure to exercise, and no delay in exercising, on the part of any Beneficiary, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right. Rights hereunder shall be in addition to all other rights provided by law.

7.          Stamp Duties

SEK shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Deed of Covenant, and shall, to the extent permitted by law, indemnify each Beneficiary against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

8.          Partial Invalidity

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

9.          Notices

9.1        All notices and other communications to SEK hereunder shall be made in writing (by letter, fax or electronic communication) and shall be sent to SEK at:

Address:	Västra Trädgårdsgatan 11B
PO Box 16368
SE–103 27 Stockholm
Sweden

Fax:	+46 8 411 4813
Email:	LCM@sek.se
Attention:	Middle Office

or such other address or fax number or for the attention of such other person or department as SEK has notified to the Beneficiaries in the manner prescribed for the giving of notices in connection with the Instruments.

9.2        Every notice or other communication sent in accordance with this Clause 9.2 shall be effective, in the case of letter or fax, upon receipt by SEK and, in the case of an electronic communication, upon the relevant receipt of such communication being read is given or, where no read receipt is requested by the sender, at the time of sending provided that no delivery failure notification is received by the sender within 24 hours of sending such communication; provided, however, that any such notice or other communication which would otherwise take effect after 4.00 p.m. (Stockholm time) on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of SEK.

10.        Law and Jurisdiction

10.1     This Deed of Covenant and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.2     The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with this Deed of Covenant (including a dispute regarding the existence, validity or termination of this Deed of Covenant) or the consequences of its nullity.

10.3     SEK agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

10.4     Clause 10.2 is for the benefit of the Beneficiaries only. As a result, nothing in this Clause 10 (with the limited exception set out in Clause 4.2 above in the case of Scandinavian Instruments) prevents the Beneficiaries from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law (save as aforesaid), the Beneficiaries may take concurrent Proceedings in any number of jurisdictions.

10.5     SEK agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to The Trade Commissioner for the time being at The Swedish Trade Council, 259-269 Old Marylebone Road, London NW1 5RA, United Kingdom (or its other address in England from time to time) or, in the event that such person ceases to be the Trade Commissioner, such other person as shall be the Trade Commissioner from time to time. If the appointment of the said person ceases to be effective, SEK shall on the written demand of any Beneficiaries appoint another person in England to accept service of process in any other manner permitted by law. Nothing in this paragraph shall affect the right of any Beneficiary to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.

IN WITNESS WHEREOF this Deed of Covenant has been executed as a deed by SEK and is intended to be and is hereby delivered on the day and year first before written.

EXECUTED as a deed under	)
Seal by AB SVENSK EXPORTKREDIT (publ.))
(SWEDISH EXPORT CREDIT CORPORATION))
Acting by	)	PER AKERLIND

In the presence of:	)	LARS HORNEIJ